Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc.	February 3, 2011
Unaudited Fourth Quarter / Annual Report	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND YEAR

Indianapolis, Indiana, February 3, 2011—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced net income for the quarter of $10.3 million or $.69 per share.  This compares to net income of $.74 per share for the prior year period.  Operating income, defined as net income before investment gains and losses, was $6.4 million for the quarter, or $.43 per share, as compared to last year’s record $.56 per share.  Investment gains, which include the quarterly change in value for limited partnership investments owned by the Company, were aided by the continuing recovery of global equity markets during the quarter, adding $.26 per share to this quarter’s net income compared to $.18 per share in the fourth quarter of 2009.

For the full year, net income of $25.0 million or $1.69 per share compares to net income of $44.8 million or $3.04 per share, in the 2009 period.  Operating income for the current year of $14.3 million, or $.97 per share compared to $1.68 per share in 2009, the decline principally due to significant global catastrophe losses.  Income from investment gains declined from a gain of $1.36 per share in 2009 to a gain of $.72 per share this year.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 7% when compared to the year earlier period and have increased 18% for the full year.  The higher premium volume includes the impact from traditional products, principally fleet transportation as well as new products, including commercial multi-peril and casualty reinsurance.

Net premium earned increased 13% to $57.5 million for the fourth quarter of 2010.  For the twelve months, earned premium increased 18% to $214.7 million.  The changes in net premium earned, compared to premium written, reflect both the time lag between premium written and earned as well as the utilization of reinsurance on certain products.

The company’s consolidated combined ratio for the fourth quarter was 90.2%, producing an underwriting gain of $5.6 million, identical to last year’s underwriting gain on a consolidated combined ratio of 89.1%.  For the year, the consolidated combined ratio was 99.0%, producing an underwriting gain of $2.1 million, compared to last year’s combined ratio of 90.6% and underwriting profits of $17.1 million.  The current year combined ratio reflects more than $24 million in catastrophe losses from several global events in 2010 while no such events occurred in 2009.

Investment income continued to track well below last year’s results during the fourth quarter.  For the year, investment income was down 26%, after tax, to $.59 per share.  The 2010 periods reflect the continuing impact of historically low yields for bonds on the Company’s fixed maturity portfolio.

Shareholders’ equity increased $14.4 million, ($.99 per share) during the fourth quarter of 2010, before consideration of regular and extra cash dividends paid of $18.4 million ($1.25 per share).  Equity declined $4.0 million after payment of the dividends.  For the twelve months, shareholders’ equity decreased $4.2 million after payment of regular and extra cash dividends totaling $33.2 million ($2.25 per share).  Book value per share increased $1.84 per share during 2010 before payment of dividends ending the year at $24.90.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, February 3, 2011 at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2010.

To participate via teleconference, investors may dial 1-877-627-6511 (U.S./Canada) or 1-719-325-2426 (International or local) at least five minutes prior to the beginning of the call. A replay of the call will be available through February 10, 2011 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 1035648.

Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 2, 2012.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2010	2009	2010	2009

Operating revenue	$61,850	$56,710	$232,984	$201,833
Net investment gains	5,882	4,113	16,485	30,816

Total revenue	$67,732	$60,823	$249,469	$232,649

Operating income	$6,427	$8,223	$14,300	$24,771
Net investment gains,
net of federal income taxes	3,823	2,673	10,715	20,031

Net income	$10,250	$10,896	$25,015	$44,802

Per share data - diluted:
Average number of shares	14,808	14,741	14,799	14,753

Operating income	$.43	$.56	$.97	$1.68
Net investment gains	.26	.18	.72	1.36

Net income	$.69	$.74	$1.69	$3.04

Dividends paid to shareholders	$1.25	$.25	$2.25	$1.00

Annualized return on average
shareholders' equity:
Operating income	7.6%	9.8%	4.2%	7.6%

Net income	12.1%	12.9%	7.4%	13.7%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	90.2%	89.1%	99.0%	90.6%
Including fee income	89.0%	87.4%	97.5%	89.0%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.